William D. Chapman	Janis K. Tratnik
Director, Investor Relations	Director, Corporate Communications
847-535-0881	847-535-4339

GRAINGER REPORTS EPS OF 57 CENTS FOR THE 2003 FIRST QUARTER

        CHICAGO, April 16, 2003 – Grainger (NYSE: GWW) today reported first quarter earnings per share of 57 cents, a 58 percent increase over 36 cents in the first quarter of 2002. Sales in the 2003 first quarter were $1,139 million, up 1 percent, versus $1,125 million in the prior year’s first quarter. Net earnings of $52 million versus $35 million were up 52 percent. The first quarter 2002 included a non-cash goodwill impairment charge of $24 million or 25 cents per share.

        Richard L. Keyser, Chairman and Chief Executive Officer said, “I am pleased we were able to grow sales and maintain margins in a difficult economy. We continue to position for future growth by investing in service enhancements to extend Grainger’s competitive advantage in the facilities maintenance industry. Construction of our redesigned logistics network remains on schedule, with all distribution centers expected to be up and running by early next year.”

        Keyser added, “We are facing an uncertain economy, which shows few signs of improvement. Based on softer than expected sales in the first quarter and our limited visibility to a recovery, the company now forecasts sales growth of 4 to 6 percent and earnings per share of $2.50 to $2.65 for 2003. This guidance is within our original range provided in December 2002, but reflects our caution regarding the current economic environment.”

W.W. Grainger, Inc. - 2003 first quarter results

        Sales in the Branch-based Distribution segment increased by 2 percent in the 2003 first quarter. The segment benefited from improvements in Canada. This improvement was partially offset by flat sales in Mexico, as the economy there remains weak. Continuing softness in the U.S. economy also affected domestic sales, which were up 1 percent in the quarter. While sales were generally softer, the company reported an 11 percent increase in sales to government customers and a 4 percent increase to national accounts. Daily sales through grainger.com increased 21 percent to $115 million versus the 2002 first quarter. Operating earnings for the Branch-based Distribution segment were up 2 percent versus the 2002 first quarter.

         Lab Safety, the premier direct marketer of safety and industrial products, experienced a 2 percent decline in sales. This business participates heavily in the manufacturing sector, and its performance reflects ongoing weakness in that sector in the United States. Operating earnings for this unit were down 16 percent, due in large part to higher catalog media and health care-related expenses.

        Integrated Supply’s sales were flat versus 2002 as a result of disengagements from several customers. Operating earnings for this segment were $1.1 million as compared to $1.6 million in the 2002 first quarter, down 28 percent, due to lower fee income.

        Other Income and Expense swung from a net $8.8 million of income in the first quarter of 2002 to a net $3.4 million of expense in 2003. The 2003 first quarter included a before tax write-down of $1.6 million, to recognize the decline in value of an investment security; the 2002 first quarter included $7.3 million in before tax non-operating gains from the sale of investment securities. The impact in earnings per share for the write-down in the first quarter of 2003 was 1 cent of expense versus 4 cents of income from the gains on sale of securities in 2002.

         The effective tax rate for the quarter decreased due to lower non-deductible losses in Mexico and a reduced tax rate in Canada. Operating cash flow of $50 million for the quarter was primarily used to invest in the business, which included capital projects, such as the logistics network, and to pay dividends.

W.W. Grainger, Inc. - 2003 first quarter results

         W.W. Grainger, Inc. (NYSE: GWW), is the leading broad line supplier of facilities maintenance products in North America. Grainger serves customers through a network of nearly 600 branches, 17 distribution centers, and four Web sites. Sales for 2002 were $4.6 billion. For more information, visit Grainger online at www.grainger.com.

        This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies, and objectives and are not historical facts. They are generally identified by qualifiers such as “position for future growth,” “on schedule,” “expected,” “limited visibility,” “forecasts,” “guidance,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities and Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. - 2003 first quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands of dollars except for per share amounts)

	Three Months Ended March 31,

	2003	2002

Net sales	$ 1,139,269	$ 1,125,265
Cost of merchandise sold	745,413	742,236

Gross profit	393,856	383,029
Warehousing, marketing, and administrative expenses	302,449	293,069

Operating earnings	91,407	89,960

Other income and (expense)
Interest income	1,120	979
Interest expense	(1,782)	(1,534)
Equity in loss of unconsolidated entities	(1,055)	(720)
Gain on sales of investment securities	0	7,308
Unclassified-net	(1,646)	2,745

Net other income and (expense)	(3,363)	8,778

Earnings before income taxes	88,044	98,738
Income taxes	35,640	40,280

Net earnings before cumulative effect of
accounting change	52,404	58,458
Cumulative effect of accounting change	0	(23,921)

Net earnings	$ 52,404	$ 34,537

Net earnings per share before cumulative effect of
accounting change
- Basic	$ 0.58	$ 0.63
- Diluted	$ 0.57	$ 0.61

Net earnings per share
- Basic	$ 0.58	$ 0.37
- Diluted	$ 0.57	$ 0.36

Average number of shares outstanding
- Basic	90,865,346	92,618,855
- Diluted	92,584,753	95,428,131

Supplemental financial information concerning the quarter ended March 31, 2003 is available upon request. Requests may be submitted electronically via the Investor Relations section of www.grainger.com or by contacting Robb Kristopher, Investor Relations Manager at 847/535-0879 or kristopher.r@grainger.com.